                                                                    Exhibit 11.1

                                  RED HAT, INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                   (Unaudited)

                                                              Three-Months Ended                    Nine-Months Ended
                                                                 November 30,                          November 30,
                                                    -----------------------------------    -----------------------------------
                                                            1999               1998                1999              1998
                                                    ------------------------------------    ----------------------------------

Weighted average common shares
     outstanding for the period - basic EPS              137,577,221          47,157,385         84,354,922         47,052,080

Effect of dilutive stock options and warrants (a)               --             8,565,647               --            7,924,724

Effect of dilutive preferred stock (b)                          --            49,325,429               --           34,525,252
                                                         -------------------------------         -----------------------------

Weighted average common shares
     outstanding for the period - diluted EPS            137,577,221         105,048,461         84,354,922         89,502,056
                                                         ===============================         =============================

Net income (loss)                                         (3,579,140)            103,937         (8,858,926)           183,582
                                                         ===============================         =============================

Net income (loss) per share - basic                          (0.0260)             0.0022            (0.1050)            0.0039
                                                         ===============================         =============================

Net income (loss) per share - diluted                        (0.0260)             0.0010            (0.1050)            0.0021
                                                         ===============================         =============================


(a) Options to purchase 16,203,261 and 18,432,087 shares of common stock were outstanding in the three and nine-months ended November 30, 1999, respectively, but were not included in the computation of diluted EPS as their effect was antidilutive.

(b) Convertible preferred shares of 41,355,923 were outstanding in the nine months ended November 30, 1999, but were not included in the computation of diluted EPS as their effect was antidilutive.